EXHIBIT 99.1

331 32nd Avenue P.O. Box 5128 Brookings, SD 57006 Phone (605) 697-4000 www.daktronics.com
For more information contact Bill Retterath at (800) 605-DAKT (3258)

Daktronics, Inc. announces third quarter results

        Brookings, S.D. – February 16, 2005 — Daktronics, Inc. (Nasdaq — DAKT), today reported fiscal 2005 third quarter net sales of $50.8 million and net income of $2.5 million or $0.12 per diluted share, compared with third quarter net sales of $44.5 million and net income of $2.6 million, or $0.13 per diluted share, one year ago. Backlog at the end of the quarter was approximately $53 million, compared with a backlog of approximately $43 million at the end of the third quarter of fiscal year 2004.

        Net sales, net income and earnings per share for the nine months ended January 29, 2005, were $169.0 million, $12.7 million and $0.63 per diluted share, respectively, compared to $152.0 million, $13.6 million and $0.68 per diluted share, respectively, for the same period one year ago.

        “Although net sales and income for the quarter did not meet our previously announced estimates, the factors driving our positive long-term outlook for sales growth have not changed,” said Jim Morgan, president and CEO. “We continue to see significant growth in our standard line of commercial products, led by growing acceptance of our Galaxy® product line. We began shipments of a new color and monochrome combination Galaxy® display. Growth of commercial products outside of the strong national account business was especially pleasing. These areas of our business continue to meet our expectations,” said Morgan.

        Morgan added, “With baseball season just around the corner, we booked a number of large orders during the quarter including the Rogers Centre (formerly Skydome) in Toronto, Dodger Stadium in Los Angeles, Coors Field in Denver, and a number of minor league and spring training facilities. A number of sports orders that we expected to book in the third quarter have booked or are booking in the first few weeks of the fourth quarter, giving us an overall solid order performance for the baseball season.”

        “In our transportation market, we booked a number of larger orders, including orders with the Florida, New Jersey and North Carolina Departments of Transportation and a number of airport transactions for new and repeat customers.”

        “We completed two small acquisitions to expand our product and distribution base,” said Morgan. “Although neither transaction will have an immediate material impact on sales, we look forward to their contributions for the longer term. With the addition of sound reinforcement systems to our display systems, we have further strengthened our integrated systems offering. With the acquisition of European Timing Systems in the United Kingdom, we will be better positioned for providing service and support to larger installations and expanding the distribution of our standard products. This is the same service-based approach which has worked well for us domestically. For the first few quarters following each acquisition, however, we expect added selling and administrative costs as we invest in these businesses for the long term.”

        Morgan continued, “We have been investing more in product development as we work aggressively to complete product designs. Our product development costs exceeded our general target of 4%, primarily due to added investments in the mobile and modular business, in commercial products and in the digital signage controllers. In the mobile and modular business, we continue development on the ProTourTM product line. In the commercial products area, we began shipments of our color and monochrome combination Galaxy® displays, a product targeted for the retail marketplace.”

        “For the quarter, our gross profit margin was approximately 30% compared with the guidance we had given in the past of approximately 32%,” said Bill Retterath, chief financial officer. “The lower than expected results were attributable to lower margins on orders booked during the quarter, due, in some cases, to competitive pressures, lower than expected absorption of fixed costs due to the holidays, and added costs to expedite raw materials due to order booking delays. We are expecting the gross margin percentage to be approximately 31% for the fourth quarter, realizing that actual rates could vary depending on orders booked during the quarter and sales performance. “

        “Our selling, general and administrative costs were also higher during the quarter due to costs of developing our international market, the effects of the acquisitions, and the costs related to Sarbanes-Oxley compliance. In addition, during the quarter there was a significant commitment of internal resources in connection with Sarbanes-Oxley compliance,” said Retterath.

        Retterath continued, “The research and development tax credits which we announced previously contributed to the income tax benefit for the quarter. This should provide continued benefits in future years through a slight reduction in our overall effective tax rate.”

        Regarding cash flow, Retterath said, “We performed well during the quarter, generating free cash flow (defined as cash flows from operations, less cash flows used in investing activities) of $8.3 million for the quarter, as compared with a negative $1.6 million for the third quarter of last year. This increase resulted from an improvement in net operating assets, which included the reduction of long-term receivables, despite a buildup of inventory at the end of the quarter in anticipation of order bookings.”

        Morgan concluded, “We are estimating net sales for the fourth quarter of fiscal 2005 will be in the range of $58 to $66 million, with earnings in the range of $0.20 to $0.30 per share. These estimates are based on our current backlog and anticipated orders and include approximately $0.05 per share estimated benefit from research and development credits for prior fiscal years. The timing of large orders will affect actual sales and net income realized in the fourth quarter. This guidance puts our annual revenue estimates at between $227 million and $235 million and our net income estimates at $0.83 to $0.93 per share.”

        The Company will webcast its quarterly conference call at 10:00 am (central) on Wednesday, February 16, 2005. To listen to the webcast, go to www.daktronics.com, and click on the icon at the bottom right corner of the screen. Completion of a short registration form, along with Windows® Media Player software, are required to hear the webcast. A replay of the teleconference via the internet will also be accessible shortly after the conclusion of the conference call through www.daktronics.com. A replay of the teleconference accessible by telephone will be available for one week starting at noon Central Time on February 16. To access the replay, call toll-free in the U.S. and Canada 800-633-8284 and enter code #21228772. International callers can dial 402-977-9140 and enter code #21228772 to hear the replay by phone.

        Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays, and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications. For more information, visit the Company’s worldwide web site at http://www.daktronics.com, email the Company at sales@daktronics.com, call toll-free 1-800-DAKTRONICS (800-325-8766) in the U.S., or write to the Company at 331 32nd Avenue, P.O. Box 5128, Brookings, SD 57006-5128.

        Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	January 29,	January 31,	January 29,	January 31,
	2005	2004	2005	2004
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
Net sales	$50,818	$44,475	$169,000	$151,969
Cost of goods sold	35,457	29,996	113,527	97,914

Gross profit	15,361	14,749	55,473	54,055

Operating expenses:
Selling	8,186	6,819	22,913	19,695
General and administrative	2,459	2,521	7,292	6,858
Product design and development	2,522	1,893	7,622	6,177

	13,167	11,233	37,827	32,730

Operating income	2,194	3,516	17,646	21,325

Nonoperating income (expense):
Interest income	365	258	990	721
Interest expense	(49)	(78)	(160)	(401)
Other income, net	(171)	222	284	571

Income before income taxes
and minority interest	2,339	3,918	18,760	22,216
Income tax expense (benefit)	(116)	1,345	6,085	8,592

Income before minority interest	2,455	2,573	12,675	13,624

Minority interest in income of
subsidiary	-	43	-	(31)

Net income	$2,455	$2,616	$12,675	$13,593

Earnings per share:
Basic	$0.13	$0.14	$0.67	$0.73

Diluted	$0.12	$0.13	$0.63	$0.68

Weighted average number of shares
and common equivalent shares	20,196	20,012	20,180	19,865

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	January 29,	May 1,
	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$25,830	$16,255
Accounts receivable, less allowance for doubtful accounts	27,571	28,686
Current maturities of long-term receivables	3,759	3,772
Inventories	22,375	16,604
Costs and estimated earnings in excess of billings	12,707	12,862
Prepaid expenses and other	1,413	905
Deferred income taxes	6,020	4,524
Income taxes receivable	1,575	813
Rental equipment available for sale	2,821	2,706

Total current assets	104,071	87,127

Advertising rights, net	1,319	1,415
Long term receivables, less current maturities	9,263	10,267
Goodwill, net of accumulated amortization	2,630	1,411
Intangible and other assets	807	920

	14,019	14,013

PROPERTY AND EQUIPMENT:
Land	654	654
Buildings	13,758	12,415
Machinery and equipment	17,080	14,616
Office furniture and equipment	18,147	15,542
Demonstration equipment	5,442	3,892
Transportation equipment	3,577	3,006

	58,658	50,125
Less accumulated depreciation	30,090	25,029

	28,568	25,096

TOTAL ASSETS	$146,658	$126,236

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	January 29,	May 1,
	2005	2004

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable	$81	$214
Accounts payable	13,372	12,586
Accrued expenses	11,781	9,911
Current maturities of long-term debt	1,151	1,181
Current maturities of long-term marketing obligations	306	115
Billings in excess of costs and estimated earnings	5,645	6,761
Customer deposits	4,742	2,829
Deferred revenue	2,262	1,700

Total current liabilities	39,340	35,297

Long-term debt, less current maturities	255	1,148
Long-term marketing obligations	631	350
Deferred income	1,800	1,134
Deferred income taxes	3,507	2,043

	6,193	4,675

TOTAL LIABILITIES	45,533	39,972

SHAREHOLDERS' EQUITY:
Common stock	17,445	16,406
Additional paid-in capital	3,264	2,274
Retained earnings	80,351	67,677
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	74	(84)

TOTAL SHAREHOLDERS' EQUITY	101,125	86,264

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$146,658	$126,236

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	January 29,	January 31,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,675	$13,593
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	5,454	4,540
Amortization	77	100
Minority interest in income of subsidiary	-	31
Provision for doubtful accounts	(178)	328
(Gain) loss on sale of property and equipment	15	(304)
Deferred taxes, net	(32)	113
Net change in operating assets and liabilities	1,387	(6,301)

Net cash provided by operating activities	19,398	12,100

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(8,235)	(7,100)
Cash consideration paid for acquired businesses	(1,024)	-
Proceeds from sale of property and equipment	79	688

Net cash used in investing activities	(9,180)	(6,412)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(1,170)	(5,495)
Payments on notes payable	(157)	(105)
Proceeds from exercise of stock options and warrants	542	463
Proceeds from long-term debt	51	185

Net cash used in financing activities	(734)	(4,952)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	91	14

INCREASE IN CASH AND CASH EQUIVALENTS	9,575	750

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	16,255	9,277

CASH AND CASH EQUIVALENTS END OF PERIOD	$25,830	$10,027